Exhibit 99.1

PepGen Announces Appointment of Two New Directors to its Board

BOSTON — March 31, 2025-- PepGen Inc. (Nasdaq: PEPG), a clinical-stage biotechnology company advancing the next generation of oligonucleotide therapies with the goal of transforming the treatment of severe neuromuscular and neurological diseases, today announced the appointments of Lisa Wyman and Mitchell H. Finer, PhD, to its Board of Directors. Ms. Wyman and Dr. Finer are industry veterans, each bringing decades of executive experience in the life sciences to the Company.

“We are thrilled to welcome Lisa and Mitch to our Board of Directors,” said James McArthur, PhD, President and CEO of PepGen. “Lisa’s proven ability to scale manufacturing for mid- to late-stage clinical trials and guide clinical-stage companies through global regulatory agencies, combined with Mitch’s extensive experience in driving scientific innovation and translating breakthrough research into life-changing therapies, will broaden and strengthen our Board of Directors at this crucial time for PepGen. Their guidance will be invaluable as we advance our mid-stage clinical trials and continue to unlock the full potential of our cutting-edge Enhanced Delivery Oligonucleotide platform, with the ultimate goal of bringing transformative therapeutics to patients with severe neuromuscular conditions.”

Ms. Wyman was recently appointed Chief Technical and Quality Officer at Scholar Rock. Previously, she served as Chief Technical Operations Officer and Chief Digital Officer at Generate:Biomedicines, where she led teams across CMC, technical development, IT, quality, and supply operations. Prior to that, Ms. Wyman was Senior Vice President of Technical Operations and Quality at Acceleron Pharma Inc., playing a pivotal role in transforming the company from a research-focused entity to a commercial-stage biotech firm, culminating in its $11.5 billion acquisition by Merck & Co. in 2021. She also spearheaded the CMC strategy for the development of Winrevair™ for pulmonary arterial hypertension and contributed to the launch of Acceleron's first commercial product, Reblozyl®. Ms. Wyman has extensive experience navigating global regulatory agencies, implementing GxP quality management systems, and scaling manufacturing for clinical-stage companies. Her career also includes leadership roles at Mersana Therapeutics, Shire, and Boston Scientific. She holds a BS in Biology from Ithaca College and an MS in Engineering Management from Tufts University.

Dr. Finer is a co-founder and Strategic Advisor for ElevateBio, where he previously served as President of Research and Development and as Chief Executive Officer of Life Edit Therapeutics, its gene editing business. Before ElevateBio, he served as Chief Scientific Officer at bluebird bio, where he led the development of four approved therapies: Abecma® for multiple myeloma, Zynteglo® for beta thalassemia, Lyfgenia™ for sickle cell anemia, and Skysona® for childhood cerebral adrenoleukodystrophy. With over 34 years of experience in genetic therapies, he has co-founded, held executive roles in, or served on the boards of multiple companies, including Adverum Biotechnologies, Cell Genesys, CODA Biotherapeutics, the Gencell division of Aventis Pharma (now Sanofi), Genteric, Intracel, Novacell (now Viacyte, acquired by Vertex), Oncorus, Semma Therapeutics, TCR Therapeutics, and Turmeric Acquisition Holdings. Dr. Finer is an inventor on over 15 issued U.S. patents. He completed a postdoctoral fellowship at the Whitehead Institute for Biomedical Research at MIT, earned a PhD in Biochemistry and Molecular Biology from Harvard University, and holds a BS in Biochemistry and Microbiology from UC Berkeley.

Exhibit 99.1

About PepGen

PepGen is a clinical-stage biotechnology company advancing the next generation of oligonucleotide therapies with the goal of transforming the treatment of severe neuromuscular and neurological diseases. PepGen’s Enhanced Delivery Oligonucleotide (EDO) platform is founded on over a decade of research and development and leverages cell-penetrating peptides to improve the uptake and activity of conjugated oligonucleotide therapeutics. Using these EDO peptides, we are generating a pipeline of oligonucleotide therapeutic candidates designed to target the root cause of serious diseases.

For more information, please visit PepGen.com. Follow PepGen on LinkedIn and X.

Investor Contact
Dave Borah, CFA

SVP, Investor Relations and Corporate Communications

dborah@pepgen.com

Media Contact

Julia Deutsch

Lyra Strategic Advisory

Jdeutsch@lyraadvisory.com